                                VOTING AGREEMENT

     This Voting Agreement (this "Agreement") is dated as of June 15, 2007, by and among Admiral Byrd Acquisition Sub, Inc., a Delaware corporation
("Acquisition Corp."), AVX Corporation, a Delaware corporation ("Parent", and together with Acquisition Corp., the "Purchaser Parties"), and the Persons
executing this Agreement as "Stockholders" on the signature page hereto (each a
"Stockholder" and collectively the "Stockholders").

                                    RECITALS

     WHEREAS, simultaneously with the execution of this Agreement, the Purchaser
Parties and American Technical Ceramics Corp., a Delaware corporation (the
"Company"), have entered into an Agreement and Plan of Merger (without giving effect to any amendment, supplement or modification not approved by the
Stockholders) (the "Merger Agreement"), which provides, among other things, for the merger of Acquisition Corp. with and into the Company, upon the terms and subject to the conditions set forth therein (the "Merger"); and

     WHEREAS, as an inducement to the Purchaser Parties entering into the Merger
Agreement and incurring the obligations therein, the Purchaser Parties have required that each Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                             I. CERTAIN DEFINITIONS

     Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger
Agreement.

     Section 1.2 Other Definitions. For the purposes of this Agreement:

          (a) "Beneficial Owner" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

          (b) "Expiration Time" has the meaning set forth in Section 2.1.

          (c) "Legal Actions" means any claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation or investigations.

          (d) "Owned Common Stock" has the meaning set forth in Section 2.1.

          (e) "Permits" means all authorizations, licenses, consents, certificates, registrations, approvals, orders and other permits of any
     Governmental Entity.

          (f) "Representative" means, with respect to any particular Person, any director, officer, employee, agent or other representative of such Person, including any consultant, accountant, legal counsel or investment banker.

          (g) "Common Stock" has the meaning ascribed thereto in the Merger
     Agreement, and will also include for purposes of this Agreement all Common
     Stock or other voting securities into which Common Stock may be reclassified, sub-divided, consolidated or converted during the term of this Agreement and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Common Stock during the term of this Agreement and which are entitled to vote in respect of the matters contemplated by Article II.

          (h) "Transfer" means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (other than by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

                             II. AGREEMENT TO VOTE

     Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, each Stockholder agrees that, from and after the date hereof and until the termination of this Agreement in accordance with Section 5.1 (the "Expiration
Time"), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company's stockholders, however called, or in any other circumstances (including any action sought by written consent) upon which a vote or other consent or approval is sought relating to any of the matters set forth in clause (z) below (any such meeting or other circumstance, a
"Stockholder's Meeting"), such Stockholder will (y) appear, unless otherwise expressly consented to in writing by the Purchaser Parties, in their sole and absolute discretion, at such a meeting, or at such Stockholder's option otherwise cause its Owned Common Stock to be counted as present thereat, for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and (z) vote, or cause to be voted (including by written consent, if applicable) all of the Common Stock Beneficially Owned by such Stockholder and over which such Stockholder has voting control as of the relevant time (collectively, the "Owned Common Stock") (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (C)
against any Acquisition Proposal or any transaction contemplated by such
Acquisition Proposal, (D) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof, (E) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Merger Agreement), and (F) against any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.

     Section 2.2 Additional Common Stock. Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify the Purchaser Parties of the number of any new shares of Common Stock or Stock Options with respect to which
Beneficial Ownership and voting control is acquired by such Stockholder, if any, after the date hereof and before the Expiration Time. Any such Common Stock shall automatically become subject to the terms of this Agreement as though owned by such Stockholder as of the date hereof.

     Section 2.3 Restrictions on Transfer, Etc. Except as expressly provided for herein or in the Merger Agreement, each Stockholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer any Owned
Common Stock or Stock Options; (ii) tender any Owned Common Stock or Stock
Options into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each
Stockholder may make Transfers of Owned Common Stock for estate planning or similar purposes or to such Stockholder's Affiliates, stockholders, members or partners so long as either (i) such Stockholder retains control over the voting of such Owned Common Stock and agrees in writing prior to such Transfer to continue to vote such Owned Common Stock in accordance with this Agreement, or
(ii) the transferee agrees to be bound by the provisions of this Agreement. Each
Stockholder further agrees to authorize, and hereby authorizes, the Purchaser
Parties and the Company to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Owned Common Stock and that this
Agreement places limits on the transfer of the Owned Common Stock.

     Section 2.4 Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Owned Common Stock. If and to the extent that a Stockholder fails to abide by the provisions of Section 2.1 hereof, such
Stockholder hereby grants a proxy appointing Parent, with full power of substitution, as such Stockholder's attorney-in-fact and proxy, for and in such
Stockholder's name, to be counted as present and to vote (including by written consent, if applicable) or otherwise to act on behalf of the Stockholder with respect to its Owned Common Stock solely with respect to the matters set forth in, and in the manner contemplated by, Section 2.1. The proxy granted by each
Stockholder pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the DGCL and is granted in order to secure such
Stockholder's performance under this Agreement and also in consideration of the
Purchaser Parties entering into this Agreement and the Merger Agreement. If and only if any Stockholder fails for any reason to be counted as present or to vote
(including by written consent, if applicable) such Stockholder's Owned Common
Stock in accordance with the requirements of Section 2.1 above, then, subject to the terms and conditions hereof, Parent shall have the right to cause to be present or vote such Stockholder's Owned Common Stock in accordance with the provisions of Section 2.1. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Stockholder agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4.

                      III. REPRESENTATIONS AND WARRANTIES

     Section 3.1 Representations and Warranties of Stockholders. Each
Stockholder, severally as to such Stockholder only and not jointly, represents and warrants to the Purchaser Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

          (a) Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such
     Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable by the
     Purchaser Parties against such Stockholder in accordance with its terms.

          (b) The number of shares of Common Stock constituting Owned Common
     Stock of such Stockholder as of the date hereof, and the number of votes which the holder of such Common Stock shall be entitled to cast in respect of any matter as to which holders of Common Stock are entitled to cast votes with a record date as of the date hereof, are set forth next to such
     Stockholder's name on Schedule A of this Agreement. Except as provided in this Agreement, such Stockholder has the power to vote all of such
     Stockholder's Owned Common Stock with respect to any of the matters set forth in clause (z) of Section 2.1 without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy that is still effective or entered into any voting or similar agreement with respect to such Stockholder's Owned Common Stock which is inconsistent with this Agreement. The Owned Common Stock set forth next to such Stockholder's name on Schedule A hereto constitutes all of the capital stock of the Company that such Stockholder has the right to vote as of the date hereof, and, except for the shares of Common Stock shown as
     Beneficially Owned by such Stockholder on Schedule A of this Agreement, as of the date hereof such Stockholder and such Stockholder's Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Common
     Stock or any securities convertible into Common Stock (including stock options).

          (c) Other than the filing by such Stockholder of any reports with the
     SEC required by Section 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the actions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i)
     requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder, (ii)
     results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of, any organizational document or material Contract to which such Stockholder is a party or by which such
     Stockholder or any of such Stockholder's properties or assets (including such Stockholder's Owned Common Stock) may be bound, (iii) violates any
     Order or Law

     applicable to such Stockholder or any of such Stockholder's properties or assets (including such Stockholder's Owned Common Stock), or (iv) results in a Lien upon any of such Stockholder's properties or assets (including such Stockholder's Owned Common Stock), in each case where the failure to obtain such consent or Permit or make such filing or notification, or which violation, breach or default, or which Lien, would have the effect of impeding, interfering with, or adversely affecting the performance by such
     Stockholder of its obligations under this Agreement.

                  IV. ADDITIONAL COVENANTS OF THE STOCKHOLDERS

     Section 4.1 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal (including, without limitation, under Section 262 of the
DGCL) or rights of dissent from the Merger that such Stockholder may have.

     Section 4.2 Disclosure. Each Stockholder, severally and not jointly, hereby authorizes the Purchaser Parties and the Company to publish and disclose in any announcement or disclosure required by the SEC or other Governmental Entity such
Stockholder's identity and ownership of the Owned Common Stock and the nature of such Stockholder's obligation under this Agreement; provided that the Purchaser
Parties shall first provide each Stockholder with a copy of such announcement or disclosure and give such Stockholders a reasonable period of time to review and comment on same.

     Section 4.3 Non-Interference; Further Assurances. Each Stockholder agrees that, prior to the termination of this Agreement, such Stockholder shall not take any action that would make any representation or warranty of such
Stockholder contained herein materially untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Purchaser Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the actions contemplated by this
Agreement.

     Section 4.4 No Solicitation. Prior to the termination of this Agreement, subject to Section 6.18, each Stockholder agrees that it shall not, and shall direct its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate (including by way of furnishing or disclosing information) any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition
Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by the Merger
Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to the Merger Agreement) any information with respect to any Acquisition
Proposal, or (iv) resolve, propose or agree to do any of the foregoing. If, prior to the Expiration Time, a Stockholder receives a proposal with respect to the purchase of any Owned Common Stock, such Stockholder agrees that promptly on the date of receipt thereof, the

Stockholder shall advise Parent orally and in writing of such proposal and the terms and conditions of such proposal (including the identity of the Person making such proposal) and the Stockholder shall promptly provide to Parent copies of any written materials received by the Stockholder in connection with the foregoing, and the identity of the Person or group making any such proposal or with whom any discussions or negotiations are taking place. The Stockholder agrees that it shall keep Parent reasonably informed of the status and details
(including amendments or proposed amendments) of any such proposal and keep
Parent reasonably informed as to the details of all discussions or negotiations with respect to any such proposal.

                                 V. TERMINATION

     Section 5.1 Termination. This Agreement shall terminate without further action upon the earliest to occur of the following: (a) the termination of the
Merger Agreement in accordance with its terms, (b) the written consent of the parties hereto, (c) the Effective Time, and (d) the withdrawal or modification of the Company Recommendation.

     Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party, except that (a) the provisions of Section 5.1, this
Section 5.2 and Article VI will survive such termination and (b) the termination of this Agreement shall not relieve any party of liability for any material breach of this Agreement prior to the time of termination.

                                  VI. GENERAL

     Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile, to the address and facsimile number set forth below such Stockholder's or Purchaser Party's name on the signature page hereto, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication, if to a Stockholder, will be effective
(A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received, and provided it is also confirmed by some other means permitted by this Section 6.1.

     Section 6.2 Parties in Interest. Other than with respect to the parties to this Agreement, and except as provided in Section 6.6, nothing in this
Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this
Agreement.

     Section 6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the
Laws of another state otherwise to govern this Agreement.

     Section 6.4 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that

provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision, to other
Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

     Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, in whole or part (other than by operation of Law), (a) by any Stockholder, without the prior written consent of the
Purchaser Parties, or (b) by any Purchaser Party, without the prior written consent of the Stockholders, and any attempt to do so shall be null and void.

     Section 6.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including, without limitation, in the case of each Stockholder, any trustee, executor, heir, legatee or personal representative succeeding to the power to vote such Stockholder's Common Stock or other securities subject to this Agreement by operation of Law (including as a result of the death, disability or incapacity of such Stockholder).

     Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this
Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this
Agreement to Articles and Sections refer to Articles and Sections of this
Agreement unless the context requires otherwise. The words "include," "includes"
and "including" are not limiting and will be deemed to be followed by the phrase
"without limitation." The phrases "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be inclusive and not exclusive unless the context requires otherwise. References herein to federal, state, local or other applicable Laws refer to the laws of the United
States. All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii)
any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law.

     Section 6.8 Amendments. This Agreement may not be amended except by the express written agreement signed by the Purchaser Parties, on the one hand, and each Stockholder to which such amendment is meant to apply, on the other hand.

     Section 6.9 Extension; Waiver. At any time prior to the Effective Time, the
Purchaser Parties, on the one hand, and each Stockholder, on the other hand, may
(i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this
Agreement or (iii) waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such

party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     Section 6.10 Fees and Expenses. Except as expressly provided in this
Agreement or the Merger Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and legal counsel) in connection with the entry into of this Agreement and the consummation of the actions contemplated hereby.

     Section 6.11 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this
Agreement with respect to the subject matter of this Agreement.

     Section 6.12 No Strict Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this
Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

     Section 6.13 Remedies Cumulative. Except as otherwise provided in this
Agreement, any and all remedies expressly conferred upon a party to this
Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

     Section 6.14 Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement. This Agreement will become effective and binding upon each
Stockholder when executed by such Stockholder and the Purchaser Parties. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a ".pdf' format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf' signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e mail delivery of a ".pdf' format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a
".pdf' format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

     Section 6.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this
Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this
Agreement and to enforce specifically the terms and provisions of this
Agreement, in each case without the necessity of posting bond or other security or showing actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 6.16 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this
Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts for the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the actions contemplated by this
Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.16,
(b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1, or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

     Section 6.17 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT
ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE
COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND
UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF
ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING
OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS
AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO
REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT
SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF
A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
(C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN
INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS
AND CERTIFICATIONS IN THIS SECTION 6.17.

     Section 6.18 Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such
Stockholder's capacity as the Beneficial Owner of such Stockholder's Owned
Common Stock and nothing in this Agreement restricts or limits any action taken by such Stockholder solely in its capacity as a director or officer of the
Company (but not on its own behalf as a stockholder) and the taking of any actions

(or failure to act) solely in its capacity as an officer or director of the
Company will not be deemed to constitute a breach of this Agreement.

     Section 6.19 Several Obligations. Each of the representations, warranties, covenants, agreements and obligations of the Stockholders contained in this
Agreement are several as to each such Stockholder only and not joint.

     Section 6.20 Additional Stockholders. Additional Stockholders shall become a party to this Agreement upon their execution of this Agreement. Any such additional Stockholders who become parties to this Agreement shall not affect the rights and obligations of any other party hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
                             SIGNATURE PAGES FOLLOW]

                                       10

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

                                        PURCHASER PARTIES:

                                        ADMIRAL BYRD ACQUISITION SUB, INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        AVX CORPORATION

                                        By:
                                            ------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        STOCKHOLDERS:

                                        ----------------------------------------
                                        Victor Insetta

                                        ----------------------------------------
                                        Diane Insetta, as Trustee of the Victor
                                        Insetta 2006 Annuity Trust u/a/d April
                                        7, 2006

                                        ----------------------------------------
                                        Diane Insetta, as Trustee of the Victor
                                        Insetta 2005 Annuity Trust u/a/d May 3,
                                        2005

                                       11

                                   SCHEDULE A

                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

                                    BENEFICIAL OWNERSHIP
                                      (INCLUDING OWNED
          STOCKHOLDER                  COMMON STOCK)        OWNED COMMON STOCK
---------------------------------   --------------------    ------------------
Victor Insetta                           4,017,821(1)           4,017,821
Victor Insetta 2006 Annuity Trust
   u/a/d April 7, 2006                     208,215                208,215
Victor Insetta 2005 Annuity Trust
   u/a/d May 3, 2005                       179,244                179,244

----------
(1)  Does not include for purposes of this Agreement the shares owned by the
     Grantor Retained Annuity Trusts listed below.

                                       12